Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HAINES FINANCIAL CORP

This Amended and Restated Certificate of Incorporation of Haines Financial Corp, an Oklahoma corporation (the “Corporation”), which has been duly adopted in accordance with the provisions of Sections 1077 and 1080 of the Oklahoma General Corporation Act (as amended from time to time, the “OGCA”), amends and restates the Certificate of Incorporation of the Corporation filed with the Secretary of State of Oklahoma on February 20, 2004, and amended as of February 8, 2008. Such previous Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the corporation is: Bank7 Corp.

SECOND. The address, including the street, number, city and county, of the Corporation’s registered office in this state is 1039 NW 63rd Street, Oklahoma City, Oklahoma County, Oklahoma 73116; the name of the Corporation’s registered agent at such address is John T. Phillips.

THIRD. The nature of the business and the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the OGCA.

FOURTH. The Corporation is authorized to issue 50,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), 20,000,000 shares of non-voting common stock, par value $0.01 per share (the “Non-voting Common Stock”), and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The holders of the shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the shareholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Non-voting Common Stock or Preferred Stock) that relates solely to the terms of one or more outstanding series of Non-voting Common Stock or Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the OGCA.

The shares of Non-voting Common Stock and the shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Non-voting Common Stock or Preferred Stock, as may be permitted by the OGCA, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors of the Corporation, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock.

FIFTH. The number of directors which shall constitute the entire Board of Directors shall not be less than three (3) nor more than fifteen (15) and shall be such number as shall be from time to time specified by resolution of the Board of Directors; provided, however, no director’s term shall be shortened by reason of a resolution reducing the number of directors. The Board of Directors shall be divided into three classes as nearly equal in number as may be feasible, hereby designated as Class I, Class II and Class III, with the term of office of one class expiring each year. For the purposes hereof, the initial Class I, Class II and Class III directors shall be so designated by a resolution of the Board of Directors. Each director shall serve for a term ending on the third annual meeting of shareholders following the annual meeting of shareholders at which such director was elected, or until his or her earlier death, resignation or removal; provided, however, that the directors first elected to Class I shall serve for a term ending on the Corporation’s first annual meeting of shareholders following the effectiveness of this Certificate of Incorporation, the directors first elected to Class II shall serve for a term ending on the Corporation’s second annual meeting of shareholders following the effectiveness of this Certificate of Incorporation, and the directors first elected to Class III shall serve for a term ending on the Corporation’s third annual meeting of shareholders following the effectiveness of this Certificate of Incorporation, and in each case, until such directors’ successors are duly elected and qualified.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the director so chosen to fill that vacancy shall complete the term of the director he or she succeeds (or shall complete the term of the class of directors in which the new directorship was created) and shall hold office until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office. Directors shall continue in office until their respective successors are duly elected and qualified in their stead, or until their earlier death, resignation or removal. When the number of directors is changed, each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term and such director’s successor is duly elected and qualified, and any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as may be feasible.

2

The shareholders may remove one or more directors at a meeting called for that purpose if notice has been given that a purpose of the meeting is such removal. Notwithstanding the preceding sentence, directors may only be removed for cause and only upon the affirmative vote of at least a majority of the shares then entitled to vote at an election of directors. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove such director.

SIXTH. A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the OGCA as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH. To the fullest extent permitted by law, the Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

To the fullest extent permitted by law, the Corporation shall advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification.

The rights of indemnification and to the advancement of expenses provided herein shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Certificate of Incorporation, the Bylaws of the Corporation, vote of shareholders or directors or otherwise.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or any employee or agent serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability in the manner and to the extent that it shall indemnify any director or officer under this article. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation under such insurance policy in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

3

EIGHTH. The shareholders of the Corporation shall not be personally liable for the debts, liabilities or obligations of the Corporation.

NINTH. The Corporation elects not to be subject to Section 1090.3 of the OGCA.

TENTH. The Corporation elects not to be subject to the Oklahoma Control Shares Act as codified at Sections 1145 through 1155 of the OGCA.

Each of the undersigned hereby certify that this Amended and Restated Certificate of Incorporation was duly proposed by the Board of Directors of the Corporation through the adoption of a resolution setting forth this Amended and Restated Certificate of Incorporation, declaring its advisability and recommending that it be adopted by the shareholders of the Corporation, in accordance with the provisions of Sections 1077 and 1080 of the OGCA, and that this Amended and Restated Certificate of Incorporation was subsequently adopted by the shareholders of the Corporation in the manner and by the vote prescribed in Section 1077 of the OGCA.

4

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Senior Vice President and Chief Financial Officer and attested by its Secretary, this day of June 26, 2018.

/s/ Kelly Harris
Kelly Harris,
Senior VP and Chief Financial Officer

ATTEST:

/s/ John T. Phillips
John T. Phillips,
Secretary

5

CERTIFICATE OF VALIDATION
[18 O.S. Supp. 2017 §1055.1]
Bank7 Corp.

To the Oklahoma Secretary of State

The undersigned Bank7 Corp. (the “Corporation”), an Oklahoma corporation, files this Certificate of Validation to duly validate shares of putative common capital stock of the Corporation pursuant to Section 1055.1 of the Oklahoma General Corporation Act, set forth as follows:

1.
Issuance by the Corporation of putative common capital stock for which the Amended Certificate of Incorporation authorizing the increase in shares of capital stock was inadvertently not filed with the Oklahoma Secretary of State until February 8, 2008, after the issuance of the described shares of putative stock, as follows:

a)	199,000 shares issued resulting from a stock split approved by the board of directors and shareholders of Company effective December 13, 2006,
b)	40,000 shares issued June 25, 2007, and
c)	32,000 shares issued December 31, 2007.

2.	Issuance by the Corporation of 6,504,000 shares of putative stock on July 9, 2018, due to a 24:1 stock dividend, in respect of the shares of putative stock issued as set forth in item #1 above.

3.
The issuance of shares of putative stock described in item #1 and item #2 above was ratified by the board of directors of the Corporation on the 13th day of September, 2018, and such ratification was, upon notice being given to the shareholders and putative shareholders of the Corporation as required by law, approved unanimously by the shareholders and putative shareholders of the Corporation on the 13th day of September, 2018.

4.
The Amended Certificate of Incorporation previously filed by the Corporation on February 8, 2008, to effect an amendment to the Corporation’s Certificate of Incorporation, requires no changes thereto to give effect to the amendment as provided therein, a copy of which is attached as Exhibit A hereto and incorporated herein by this reference.

IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate of Validation to be signed by its President or Vice President and attested by its Secretary or Assistant Secretary, this 15th day of September, 2018.

BANK7 CORP.

By:	/s/ Thomas L. Travis
Name: Thomas L. Travis
Title: President
Attest:

By:	/s/ John T. Phillips
Name:	John T. Phillips
Title:	Secretary

EXHIBIT A

Amended Certificate of Incorporation

(See attached)

OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

AMENDED
CERTIFICATE OF INCORPORATION

WHEREAS, *the Amended Certificate of Incorporation of*

HAINES FINANCIAL CORP

has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOW THEREFORE, I, *the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.*

IN TESTIMONY WHEREOF, I *hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.*

Filed in the city of Oklahoma City this 8th day of February, 2008.

M. Susan Savage

Secretary of State

That the Board of Directors pursuant to 18 O.S. Section 1027, by unanimous consent duly adopted a resolution setting forth the foregoing proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for shareholder action for consideration thereof.

That thereafter, pursuant to said resolution of its Board of Directors, the shareholders of said corporation pursuant to 18 O.S. Section 1073, adopted, ratified and approved by consent of 100% of the outstanding shares, more than as required by statute and the bylaws of the corporation, were voted in favor of the amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its President or Vice President and attested by its Secretary or Assistant Secretary, this 13TH day of December, 2006.

HAINES FINANCIAL CORP

By: [signature]
Lewis Dean Bolar, Executive Vice President

ATTEST:

By: [signature]
J. T. Phillips, Secretary

2